Exhibit 10.3
Partners for Growth
Loan and Security Agreement
Borrower: Cardiovascular Systems, Inc., a Delaware corporation
Address: 651 Campus Drive, St. Paul, MN 55112

Date: April 14, 2010
THIS LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into on the above date between PARTNERS FOR GROWTH III, L.P. (“PFG”), whose address is 180 Pacific Avenue, San Francisco, CA 94111 and the borrower(s) named above (formerly known as Replidyne, Inc., the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) being signed by the parties concurrently, is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 7 below.)
1. LOANS.
     1.1 Loans. PFG will make loans to Borrower (the “Loan”) up to the Credit Limit specified in Section 1 of the Schedule, provided no Default or Event of Default has occurred and is continuing.
     1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rates shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the first day of each month for interest accrued during the prior month.
     1.3 Fees. Borrower shall pay PFG the fees shown on the Schedule, which are in addition to all interest and other sums payable to PFG and are not refundable.
     1.4 Loan Requests. To obtain a Loan, Borrower shall make a request to PFG by facsimile or telephone. Loan requests may also be made by Borrower by email, but the same shall not be deemed made until PFG acknowledges receipt of the same by email or otherwise in writing. Loan requests received after 12:00 Noon Pacific time will not be considered to have been received by PFG until the next Business Day. PFG may rely on any telephone request for a Loan given by a person whom PFG believes in good faith is an authorized representative of Borrower, and Borrower will indemnify PFG for any loss PFG suffers as a result of that reliance. On the date of each borrowing pursuant to a request made in compliance with this Section and Section 1 of the Schedule, Borrower shall execute and deliver to PFG a promissory note in the form appended as Exhibit C reflecting such borrowing (each, a “Note” and collectively, the “Notes”).
     1.5 Late Fee. If any payment of accrued interest for any month is not made within three business days after the later of the date a bill therefor is received by Borrower or three business days after the due date therefor, or if any payment of principal or any other payment is not made within three Business Days after the date due, then Borrower shall pay PFG a late payment fee equal to 5% of the amount of such late payment, provided, however, that upon the third occurrence of a late payment and thereafter, the late payment fee shall be 10% of the amount of each future late payment occurring thereafter. The provisions of this paragraph shall not be construed as PFG’s consent to Borrower’s failure to pay any amounts when due, and PFG’s acceptance of any such late payments shall not restrict PFG’s exercise of any remedies arising out of any such failure.
2. SECURITY INTEREST.
     2.1 Grant of Security Interest. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to PFG a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above; provided, however, that Collateral shall not include Auction Rate Securities (UBS).

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.
     Borrower represents and warrants to PFG as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until the later of (i) all Obligations have been paid and performed in full, and (ii) such time as PFG no longer has any obligation to consider Borrower requests of PFG to make Loans (the “End Date”):
     3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby, including, without limitation, the Notes, (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iii) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument to which Borrower or its property is subject, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument to which Borrower or its property is subject.
     3.2 Name; Trade Names and Styles. As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name, as set forth in its Articles or Certificate of Incorporation. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names as of the date hereof. Borrower shall give PFG 30 days’ prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, if applicable to Borrower.
     3.3 Place of Business; Location of Collateral. As of the date hereof, the address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, as of the date hereof, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give PFG at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $50,000 fair market value of Equipment is located.
     3.4 Title to Collateral; Perfection; Permitted Liens.
          (a) Borrower is, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Upon the filing of a UCC financing statement and recording of Intellectual Property security documents, PFG will have and will continue to have, a First-Priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend PFG and the Collateral against all claims of others.
          (b) Borrower has set forth in the Representations all of Borrower’s Deposit Accounts, and Borrower will give PFG five Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained to execute and deliver to PFG a control agreement in form sufficient to perfect PFG’s security interest in the Deposit Account, subject to the rights of the Senior Lender, and otherwise in customary form and reasonably satisfactory to PFG.
          (c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify PFG thereof in writing and provide PFG with such information regarding the same as PFG shall request (unless providing such information would waive the Borrower’s attorney-client privilege). Such notification to PFG shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to PFG, and Borrower shall execute and deliver all such documents and take all such actions as PFG shall request in connection therewith.
          (d) None of the Collateral is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by PFG, use all commercially reasonable efforts to cause such third party to execute and deliver to PFG, in form acceptable to PFG, such waivers and subordinations as PFG shall specify in its good faith business judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.
     3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise PFG in writing of any material loss or damage to the Collateral.
     3.6. SEC Filings and the Sarbanes-Oxley Act. The Borrower has timely filed with or furnished to the Securities and Exchange Commission (the “SEC”) each report, statement, schedule, form or other document or filing required to be filed or furnished by Borrower with the SEC for the three full years prior to the date hereof and any subsequent interim periods following the end of the last full year and Borrower will timely file with or furnish with the SEC each report, statement, schedule, form or other document or filing required to be filed or furnished by Borrower with the SEC (all such documents collectively being the “SEC Documents”) subsequent to the date hereof and until the End Date. Each SEC Document complied, and each SEC Document filed subsequent to the date hereof and prior to the End Date will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not or will not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Borrower has and at all times will comply in all material respects with the Sarbanes-Oxley Act of 2002. As of the date hereof and the date of any subsequent Loan request, the Company shall not have any comments from the staff of the SEC that remain unresolved to the satisfaction of the SEC.
     3.7 Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.
     3.8 Financial Condition, Statements and Reports. The audited financial statements and the unaudited interim financial statements of the Borrower included in the SEC Documents are and will be true and correct in all material respects and fairly present the financial position of the Borrower in all material respects as of the dates thereof and the results of operations and cash flows for the periods then ended in accordance with GAAP. Since the date of the balance sheet included in last Form 10-K or 10-Q, as the case may be, there has been no Material Adverse Change. To the extent that Borrower ceases for any reason to file current reports with the SEC, all financial statements then and thereafter delivered to PFG will be prepared in conformity with GAAP and will fairly present the results of operations and financial condition of Borrower in all material respects, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any SEC Document and the date hereof, there has been no Material Adverse Change.
     3.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any of the foregoing which are contested by Borrower in good faith, provided that Borrower (i) contests the same by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies PFG in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the same from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay, all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     3.10 Compliance with Law. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.
     3.11 Litigation. There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform PFG in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving claims of $250,000 or more for a single claim or in the aggregate for all claims.
     3.12 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve

System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”
     3.13 No Default. At the date hereof, no Default or Event of Default has occurred, and no Default or Event of Default will have occurred after giving effect to any Loans being made concurrently herewith.
     3.14 Intellectual Property Rights. Borrower owns or otherwise holds the right to use all intellectual property rights, including, without limitation, all patents, copyrights, trademarks, Domain Rights (as defined below), trade secrets and computer software, necessary for the conduct of its business as currently conducted, except where the failure to hold such rights would not have a Material Adverse Change. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property, other than intellectual property that Borrower has made a determination not to maintain; (b) promptly advise PFG in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without PFG’s written consent. If, before the Obligations have been paid and/or performed in full, Borrower shall (i) adopt, use, acquire or apply for registration of any trademark, service mark or trade name, (ii) apply for registration of any patent or obtain any patent or patent application; (iii) create or acquire any published or material unpublished works of authorship material to the business that is or is to be registered with the U.S. Copyright Office or any non-U.S. equivalent; or (iv) register or acquire any domain name or domain name rights, then the provisions of Section 2.1 shall automatically apply thereto, and Borrower shall use all commercially reasonable efforts to give PFG advance notice thereof in writing and in any event shall thereafter give PFG prompt notice thereof in writing. Borrower shall further provide PFG with a copy of the foregoing and shall take such further actions as PFG may reasonably request from time to time to perfect or continue the perfection of PFG’s interest in such Collateral.
     3.15 Domain Rights and Related Matters. Borrower (a) is the sole record, legal and beneficial owner of all domain names and domain name rights used in connection with its business and that of any Subsidiaries from time to time, free and clear of any rights or claims of any third party; (b) the information provided in the Representations with respect to domain names and ownership thereof, domain registry, domain servers, location and administrative contact information, web hosting and related services and facilities (collectively, “Domain Rights”) is true, accurate and complete and Borrower shall promptly notify PFG of any changes to such information; (c) shall maintain all Domain Rights in full force and effect so long as any Obligations remain outstanding; (d) shall, upon request of PFG, notify such third parties (including domain registrars, hosting companies and internet service providers) of PFG’s security interest in Borrower’s Domain Rights; and (e) promptly advise PFG in writing of any disputes or infringements of its Domain Rights.
3.16 Conversion Stock
     (a) The shares of Borrower’s Common Stock issuable upon conversion of the Notes (the “Conversion Stock”) have been duly and validly reserved for issuance. The Conversion Stock, when issued upon conversion of Notes, will be validly authorized, issued and fully paid. The issuance and delivery of the Conversion Stock is not subject to preemptive or any similar rights of the stockholders of Borrower (which have not been duly waived) or any liens or encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws and restrictions created by PFG. The Conversion Stock will be issued without any legends other than the Securities Act legend in the form set forth in the Note, until such time as it is removed pursuant to the provisions hereof.
     (b) The capitalization table of Borrower provided to PFG as part of the Representations is true, correct, accurate and complete as of the date hereof.
     (c) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or other person or entity is required on the part of Borrower in connection with the execution, delivery and performance of this Agreement or the issuance, sale and delivery of the Conversion Stock, except (i) such filings as shall have been made prior to and shall be effective on and as of the date hereof, (ii) notice filings required pursuant to applicable state securities laws on or after the date hereof, and (iii) filings necessary to perfect security interests of PFG. All stockholder consents required in connection with conversion of Notes and issuance of the Conversion Stock have either been obtained by Borrower or no such consents are required.
     (d) Borrower shall maintain authorized but unissued Common Stock in number sufficient to accommodate the conversion of all Notes outstanding at any time and from time to time upon Optional or Mandatory Conversion.
     (e) Assuming the accuracy of the representations and warranties of PFG contained in Exhibit D hereof, the offer, sale and issuance of the Notes are, and the Conversion Stock upon conversion thereof will be, exempt from the registration requirements of the Securities Act pursuant to 506 of Regulation D under the Securities Act and from the registration and qualification requirements of applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of such securities to any person or persons so as to bring the sale of the Notes and issuance of Conversion Stock upon conversion thereof by the Company within the registration provisions of the Securities Act.
     (f) Borrower is and will remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and (i) has filed and will file all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the 12 months preceding the initial issuance of any Notes, other than Form 8-K reports; and (ii) has submitted and will submit electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T, during the 12 months preceding such sale (a “Reporting Issuer”).
     (g) The Conversion Stock issuable upon conversion of the Notes has been authorized for quotation on the NasdaqGM. Any filings required by such market, including, without limitation, the Financial Industry Regulatory Authority (“FINRA”) shall be timely made and any required authorizations or approvals for the entry into this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the issuance of the Conversion Stock, have been obtained.
     (h) Unless required to do so by Special Request under Section 6 of the Schedule, Borrower shall not at any time provide PFG with any material nonpublic information and will publicly disclose the terms of this Agreement on Form 8-K under the Exchange Act (including it as an exhibit thereto only if Borrower deems it required under applicable law) promptly following the date hereof; provided, if applicable, that Borrower makes no representation or warranty with respect to any information provided to Borrower in writing pursuant to a Special Request.
     (i) Borrower has not and shall not pay any commission or other remuneration either directly or indirectly for soliciting the conversion of any Notes.
     (j) Borrower has not and shall not engage any placement agent, finder or broker dealer in connection with the offer and sale of the Notes and the Conversion Stock.
     (k) neither Borrower nor any of its predecessors or affiliates has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for a failure to comply with Regulation D under the Securities Act and Borrower shall comply in all respects with Regulation D in connection with any future securities offerings made in reliance on Regulation D.
     (l) neither Borrower nor any person acting on its behalf has used or will use any form of general solicitation or general advertising in connection with the offer or sale of the Notes or the Conversion Stock.
4. ADDITIONAL DUTIES OF BORROWER.
          Borrower will at all times comply with all of the following covenants throughout the term of this Agreement and until the End Date:
     4.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.
     4.2. Remittance of Proceeds. Subject to the rights of the Senior Lender, all proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to PFG in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as PFG shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to PFG (i) the proceeds of Accounts arising in the ordinary course of business, or (ii) the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $50,000 or less (for all such transactions in any fiscal year) or (iii) subject to the notice specified in subclause (A), below, the proceeds of the exclusive licensing of Intellectual Property, so long as such exclusive licensing transaction(s) would not constitute a disposition of any significant part of the value of Borrower’s Intellectual Property, taken as a whole. Borrower agrees that it will not commingle proceeds of Collateral (other than those described in subclauses (i), (ii) and (iii) above) with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for PFG, except as set forth above, and subject to the rights of the Senior Lender. In addition to the foregoing, Borrower further agrees that: (A) it shall give PFG thirty (30) days advance notice of any sale or exclusive licensing of Intellectual Property, and (B) except as specified in clause (iii), above, it shall segregate any proceeds of the sale or exclusive licensing of Intellectual Property for the benefit of PFG, it being acknowledged that the rights of the Senior Lender in respect of such Collateral transactions and proceeds thereof are junior to the rights of PFG. PFG may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other “blocked account” as PFG may specify, pursuant to a blocked account agreement in such form as PFG may specify in its good faith business judgment, provided that PFG’s exercise of rights under such blocked account shall be subject to the rights of the Senior Lender. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
     4.3 Insurance. Borrower shall at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to PFG, in such form and amounts as PFG may reasonably require and as are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to PFG. All such insurance policies shall name PFG as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to PFG. Upon receipt of the proceeds of any such insurance, subject to the rights of the Senior Lender, PFG shall apply such proceeds in reduction of the Obligations as PFG shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, PFG shall release to Borrower insurance proceeds with respect to property totaling less than $100,000, which shall be utilized by Borrower for the replacement of the property with respect to which the insurance proceeds were paid. PFG may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, PFG may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to PFG copies of all material reports made to insurance companies.
     4.4 Reports. Borrower, at its expense, shall provide PFG with the written reports set forth in the Schedule.
     4.5 Access to Collateral, Books and Records. At reasonable times, and on three (3) Business Day’s notice, PFG, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $750 per person per day (or such higher amount as shall represent PFG’s then current standard charge for the same), plus reasonable out-of-pocket expenses; provided, however, that so long as to Default or Event of Default then exists, Borrower shall only be obligated to reimburse for one such inspection and audit per year. Notwithstanding the foregoing, Borrower shall not be required to disclose to PFG any document or information (i) where disclosure is prohibited by applicable law or any agreement binding on Borrower, or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product. If Borrower is withholding any information under the preceding sentence, it shall so advise PFG in writing, giving PFG a general description of the nature of the information withheld.
     4.6 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without PFG’s prior written consent (which shall be a matter of its good faith business judgment and shall be conditioned on Borrower then being in compliance with the terms of this Agreement), do any of the following:
          (i) permit or suffer any Change in Control;
          (ii) acquire any assets, except in the ordinary course of business, or make any Investments other than Permitted Investments;
          (iii) enter into any other transaction outside the ordinary course of business;
          (iv) sell or transfer any Collateral (including without limitation the sale or transfer of Collateral which is then leased back by Borrower), except for (A) the sale of finished Inventory in the ordinary course of Borrower’s business, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business, (B) the making of Permitted Investments, (C) the granting of Permitted Liens, and (D) the non-exclusive licensing of Intellectual Property in the ordinary course of business;
          (v) store any Inventory or other Collateral with any warehouseman or other third party, unless there is in place a bailee agreement in such form as PFG shall specify in its good faith business judgment, subject to the rights of the Senior Lender;
          (vi) unless within the ordinary course of Borrower’s business, sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;
          (vii) make any loans of any money or other assets, other than Permitted Investments;
          (viii) incur any Indebtedness, other than Permitted Indebtedness;
          (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity;
          (x) pay or declare any dividends on Borrower’s stock (except for dividends payable solely in stock of Borrower);
          (xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock, except as required in the ordinary course of business and consistent with past practice in connection with redeeming or purchasing stock of departing employees, up to a maximum aggregate of $50,000 in any fiscal year, except that upon the exercise of non-qualified stock option grants to purchase Borrower stock by an option holder who is, or upon the vesting of restricted stock grants for Borrower stock to, an employee, member of the Board of Directors or consultant of Borrower, Borrower may issue shares pursuant to such exercise or vesting on a net issuance basis and pay the applicable withholding taxes to taxing authorities on behalf of such employee, member of the Board of Directors or consultant of Borrower receiving such stock;
          (xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto;
          (xiii) without at least thirty (30) days prior written notice to PFG: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $10,000 in Borrower’s assets or property or a bailee agreement as contemplated in clause (v) above is obtained in advance of such premises holding Collateral), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, (5) cause or permit its inactive Subsidiary, Shturman Cardiology Systems, B.V., to begin to trade or hold any Non-trivial assets, or (6) change any organizational number (if any) assigned by its jurisdiction of organization;
          (xiv) liquidate or dissolve or elect to liquidate or dissolve;
          (xv) permit a change in the record or beneficial ownership of an aggregate of more than 20% of the outstanding shares of stock of Borrower, in one or more transactions, compared to the ownership of outstanding shares of stock of Borrower in effect on the date hereof (other than by the sale of Borrower’s equity securities in a public offering or to private equity investors so long as Borrower identifies to PFG the private equity investors prior to the closing of the transaction); or
          (xvi) fail to segregate any and all proceeds from time to time of the sale or exclusive licensing of Intellectual Property and notify PFG of the same; or
          (xvii) permit the UBS Loans to be secured by any assets of Borrower other than the Auction Rate Securities (UBS); or
          (xiii) the Board of directors shall resolve to or approve, or Borrower shall otherwise take any steps to effect, any of the foregoing actions in clauses (i) through (xviii), inclusive.
Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.
     4.7 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against PFG with respect to any Collateral or relating to Borrower, Borrower shall, without expense to PFG, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that PFG may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.
     4.8 Changes. Borrower agrees to promptly notify PFG in writing of any changes in the information set forth in the Representations.
     4.9 Current Public Information. At all times during the term of this Agreement and so long as PFG beneficially owns any Notes or Conversion Stock, Borrower shall be and remain a Reporting Issuer.
     4.10 Listing. At all times during the term of this Agreement and so long as PFG beneficially owns any Notes or Conversion Stock, Borrower shall cause the common stock to be authorized for quotation on the NasdaqGM.
     4.11 Legends. Borrower shall remove any restrictive securities legends on each Note and/or Conversion Stock resulting from conversion of each Note six (6) months following the issuance of each such Note. The foregoing six (6) month period for any Conversion Stock shall commence on the issue date of the Note from which such Conversion Stock is converted.
     4.12 Notice of Default under Senior Loan Documents. Borrower shall provide prompt notice (and in no event later than three (3) Business Days notice) of any default under the Senior Loan Documents, regardless of the applicability of any Senior Lender forbearance, waiver of default or extension of time or cure period.
     4.13 Further Assurances. Borrower agrees, at its expense, on request by PFG, to execute all documents and take all actions, as PFG, may, in its good faith reasonable business judgment, deem necessary or useful in order to perfect and maintain PFG’s perfected First-Priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.
5. TERM; SURVIVAL OF OBLIGATIONS.
     5.1 Maturity Date. This Agreement shall continue in effect until the End Date, subject to Sections 5.2 and 5.3 below.
     5.2 Early Termination. PFG’s commitment to make additional Loans under this Agreement may be terminated prior to the Maturity Date by PFG at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.

     5.3 Payment of Obligations. On the maturity date set forth on the Schedule (the “Maturity Date”) or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of PFG’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until the End Date. No termination shall in any way affect or impair any right or remedy of PFG, nor shall any such termination relieve Borrower of any Obligation to PFG, until the End Date. Upon payment and performance in full of all the Obligations and termination of this Agreement, PFG shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate PFG’s security interests.
     5.4 Survival of Certain Obligations. Without limiting the survival of obligations addressed otherwise in this Agreement and notwithstanding any other provision of this Agreement, the obligations of Borrower under Sections 3.6, 3.7, 3.15, 4.7, 4.9 and 4.11 shall survive the termination of this Agreement until PFG no longer owns any Conversion Stock, and the obligations of PFG under Section 8.1 shall survive termination of this Agreement.
6. EVENTS OF DEFAULT AND REMEDIES.
     6.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give PFG immediate written notice thereof:
          (a) Any warranty, representation, statement, report or certificate made or delivered to PFG by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or
          (b) Borrower shall fail to pay any Loan or any interest thereon or any other monetary Obligation within three (3) Business Days after the date due; or
          (c) Borrower shall fail to timely issue Conversion Stock when due or to comply with Sections 4.9, 4.10, or 4.11 (without any grace or cure period); or
          (d) Borrower (i) shall fail to comply with any of the financial covenants set forth in the Schedule, or (ii) shall breach any of the provisions of Section 4.6 hereof, or (iii) shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or (iv) shall fail to permit PFG to conduct an inspection or audit as provided in Section 4.5 hereof or (v) shall fail to provide PFG with a Report under Section 6 of the Schedule within two (2) Business Days after the date due; or
          (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within ten (10) Business Days after the date due; or
          (f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral with an aggregate value greater than $100,000 which is not cured within ten (10) days after the occurrence of the same; or
          (g) any default or event of default occurs under any obligation greater than $100,000 secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or
          (h) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change; or
          (i) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, or Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or
          (j) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 45 days after the date commenced; or

          (k) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or
          (l) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or
          (m) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations (other than as permitted in the applicable subordination agreement), or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or
          (n) a default or breach shall occur under any other Loan Document, which default or breach shall be continuing after the later of any applicable expressly specified cure period or 5 Business Days; or
          (o) a Material Adverse Change shall occur.
PFG may cease making any Loans hereunder during any of the cure periods provided above, and thereafter if an Event of Default has occurred and is continuing.
     6.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, PFG, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following, subject to the rights of the Senior Lender: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes PFG without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as PFG deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should PFG seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that PFG retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to PFG at places designated by PFG which are reasonably convenient to PFG and Borrower, and to remove the Collateral to such locations as PFG may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, PFG shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time PFG obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. PFG shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as PFG deems reasonable, or on PFG’s premises, or elsewhere and the Collateral need not be located at the place of disposition. PFG may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes PFG to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in PFG’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Exercise any and all rights under any present or future control agreements relating to Deposit Accounts or Investment Property; and (i) Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of PFG’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be the Default Rate.

     6.3 Standards for Determining Commercial Reasonableness. Borrower and PFG agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten (10) days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by PFG, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, PFG may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. PFG shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.
     6.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting PFG’s other rights and remedies, but in all cases subject to the rights of the Senior Lender, Borrower grants to PFG an irrevocable power of attorney coupled with an interest, authorizing and permitting PFG (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but PFG agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner and subject to the rights of the Senior Lender: (a) Execute on behalf of Borrower any documents that PFG may, in its good faith business judgment, deem advisable in order to perfect and maintain PFG’s security interest in the Collateral, or in order to exercise a right of Borrower or PFG, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into PFG’s possession; (d) Endorse all checks and other forms of remittances received by PFG; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give PFG the same rights of access and other rights with respect thereto as PFG has under this Agreement; (j) Execute on behalf of Borrower and file in Borrower’s name such documents and instruments as may be necessary or appropriate to effect the transfer of Domain Rights, domain names, domain registry administrative contacts and domain and website hosting services into the name of PFG or its designees, and (k) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall PFG’s rights under the foregoing power of attorney or any of PFG’s other rights under this Agreement be deemed to indicate that PFG is in control of the business, management or properties of Borrower.
     6.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by PFG first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by PFG in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as PFG shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to PFG for any deficiency. If, PFG, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, PFG shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by PFG of the cash therefor.
     6.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, PFG shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between PFG and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by PFG of one or more of its rights or remedies shall not be deemed an election, nor bar PFG from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of PFG to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

7. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:
     “Account Debtor” means the obligor on an Account.
     “Accounts” means all present and future “accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.
     “Affiliate” means, with respect to Borrower, a Person that, directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Borrower.
     “Auction Rate Securities” shall have the meaning commonly attributed thereto but shall include without limitation any bonds sold by U.S. states, cities, and public authorities, funds, corporations or student loan agencies with a long-term nominal maturity for which the interest rate is reset through a Dutch auction.
     “Auction Rate Securities (UBS)” means the Auction Rate Securities owned by Borrower and held with UBS Financial Services Inc. or its Affiliates in account number CP-03041-LJ, or other account number that may be assigned from time to time by UBS, and serving as collateral for the UBS Loans.
     “Business Day” means a day on which PFG is open for business.
     “Capital Expenditure” means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of capitalized lease obligations, which, in accordance with GAAP, would be classified as capital expenditures.
     “Cash” means unrestricted and unencumbered (except for the liens of PFG and the Senior Lender) cash or cash equivalents in deposit accounts or investment accounts for which there is in effect a deposit account control agreement among Borrower, PFG and the depositary institution in respect of such accounts, unless the requirement for a deposit account control agreement has been waived by PFG.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition. For purposes of clarity, and without limitation, it is agreed that that “Cash Equivalents” do not include any Auction Rate Securities.
     “Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing twenty percent (20%) or more of the combined voting power of Borrower’s then outstanding securities (except for transactions permitted in the parenthetical in Section 4.6(xv)); or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.
     “Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.
     “Collateral” has the meaning set forth in Section 2 above.
     “Compliance Certificate” means Borrower’s certification of its compliance with the terms and conditions of this Agreement and such other matters as PFG may reasonably require to be addressed in such certificate, in the form as initially set forth as Exhibit B hereto, as such form may be amended from time to time upon advance notice from PFG.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices;

but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
     “continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by PFG or cured within any applicable cure period.
     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
     “Default Rate” means the lesser of fourteen percent (14%) per annum and the maximum rate of interest that may lawfully be charged to a commercial borrower under applicable usury laws.
     “Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.
     “Equipment” means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “Event of Default” means any of the events set forth in Section 6.1 of this Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “First-Priority” means, in relation to PFG’s security interest in Collateral, a security interest that is prior to any other security interest, with the exception of security interests corresponding to Permitted Liens that are expressly stated to be senior in priority and payment to the security interests of PFG, including without limitation, the security interest of the Senior Lender.
     “Fixed Charge Coverage Ratio” is the ratio of (a) EBITDA for the twelve (12) month period ending as of the date for which it is being measured, minus the sum of Capital Expenditures, cash taxes paid and dividends and distributions made (other than dividends or distributions by a Person payable in its stock, or split-ups or reclassifications of its stock) for such period calculated on a consolidated basis for Borrower and its Subsidiaries, divided by (b) the sum of principal payments made on Indebtedness during and Interest Expense (to the extent such Interest Expense is to be settled in cash) for such period calculated on a consolidated basis for Borrower and its Subsidiaries.
     “GAAP” means generally accepted accounting principles consistently applied.
     “General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of PFG’s business judgment.
     “including” means including (but not limited to).
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
     “Intellectual Property” means all present and future: (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) Domain Rights as described in Section 3.15 hereof, (g)

computer software and computer software products; (h) designs and design rights; (i) technology; (j) all claims for damages by way of past, present and future infringement of any of the rights included above; and (k) all licenses or other rights to use any property or rights of a type described above.
     “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Loan and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
     “Inventory” means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” means any beneficial ownership interest in any Person (including any stock, partnership interest or other equity or debt securities issued by any Person), and any loan, advance or capital contribution to any Person.
     “Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.
     “Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between PFG and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.
     “Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition or prospects of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of PFG’s security interests in the Collateral.
     “Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.
     “Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to PFG, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, including indebtedness under any obligation to purchase equity derivatives purchased or otherwise issued to PFG from time to time, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by PFG in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.
     “Other Property” means the following as defined in the Code in effect on the date hereof with such additions to such terms as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.
     “Payment” means all checks, wire transfers and other items of payment received by PFG for credit to Borrower’s outstanding Obligations.
     “Permitted Indebtedness” means:
          (i) the Loans and other Obligations; and
          (ii) Indebtedness existing on the date hereof and shown on Exhibit A hereto;
          (iii) Subordinated Debt;

          (iv) Indebtedness owing to Senior Lender not to exceed the Senior Debt Limit specified in the Schedule;
          (v) other Indebtedness secured by Permitted Liens, including Indebtedness to the Pearland Economic Development Corporation, so long as such Indebtedness consists of development finance for Borrower’s planned manufacturing facility in Pearland, Texas;
          (vi) reimbursement obligations in respect of letters of credit in an aggregate face amount outstanding not to exceed $300,000 at any time outstanding, which has been reported to PFG in writing, and, in the case of reimbursement obligations to the Senior Lender in respect of letters of credit which do not exceed the Senior Debt Limit (taking into account all other Indebtedness to Senior Lender).
     “Permitted Investments” are:
          (i) Investments (if any) shown on Exhibit A and existing on the date hereof;
          (ii) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition;
          (iii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc; and
          (iv) bank certificates of deposit issued maturing no more than 1 year after issue.
     “Permitted Liens” means the following:
          (i) purchase money security interests in specific items of Equipment;
          (ii) leases of specific items of Equipment;
          (iii) liens for taxes not yet payable;
          (iv) additional security interests and liens consented to in writing by PFG, which consent may be withheld in its good faith business judgment. PFG will have the right to require, as a condition to its consent under this subparagraph (iv), that the holder of the additional security interest or lien sign an intercreditor agreement on PFG’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of PFG, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agrees that any uncured default in any obligation in an amount greater than $100,000 secured by the subordinate security interest shall also constitute an Event of Default under this Agreement;
          (v) security interests being terminated substantially concurrently with this Agreement;
          (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent;
          (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;
          (viii) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;
          (ix) statutory, common law or contractual liens of depository institutions or institutions holding securities accounts (including rights of set-off) securing only customary charges and fees in connection with such accounts;
          (x) liens of the Pearland Economic Development Corporation in respect of Collateral associated with the Pearland, Texas manufacturing facility intended to be financed by the Pearland Economic Development Corporation and secured solely by such financed property; and
          (xi) liens in favor of Senior Lender securing an amount not in excess of the Senior Debt Limit.
     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.
     “Prime Rate” means the rate quoted by Silicon Valley Bank from time to time as its prime lending rate.
     “Representations” means the written Representations and Warranties provided by Borrower to PFG referred to in the Schedule.

     “Securities Act” means the Securities Act of 1933, as amended.
     “Senior Lender” has the meaning set forth in Section 8 of the Schedule.
     “Special Request” in relation to Reports (Section 6 of the Schedule) means a PFG written request for information other than information, reports and certificates required to be delivered under the terms of Section 6 of the Schedule on a scheduled periodic basis.
     “Subordinated Debt” means debt incurred by Borrower subordinated to Borrower’s debt to PFG (pursuant to a subordination agreement entered into between PFG, Borrower and the subordinated creditor), on terms acceptable to PFG in its absolute discretion.
     “Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
     “Trivial” and “Non-trivial” mean trivial and non-trivial, respectively, from the perspective of a reasonable lender in PFG’s position, as determined by PFG in its good faith business discretion, and “Non-trivial” includes a lesser level of significance that does the term “material.”
     “UBS Loans” means all sums borrowed by Borrower from UBS Bank USA pursuant to loan documents dated on or about August 21, 2008, in the original principal amount of $11,000,000 and as at the date hereof, totaling as of April 8, 2010, $19,152,467 in principal and accrued interest, and such additional amounts as Borrower can borrow from UBS Bank USA, such Indebtedness secured solely by Auction Rate Securities (UBS).
     Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.
8. GENERAL PROVISIONS.
     8.1 Confidentiality. Without limiting the obligations of Borrower in this Agreement to not disclose material non-public information to PFG without PFG’s express consent, PFG agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by PFG from the Borrower, which indicates that it is confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that PFG may disclose such information (i) to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom PFG shall at any time be required to make such disclosure in accordance with applicable law or legal process, provided such persons are informed of the confidential nature of the information and PFG’s obligations hereunder, and (ii) in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with Borrower or any other Person relating to Borrower. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of PFG relating to Borrower.
     8.2 Interest Computation. In computing interest on the Obligations, all Payments received after 12:00 Noon, Pacific Time, on any day shall be deemed received on the next Business Day.
     8.3 Payments. All Payments may be applied, and in PFG’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as PFG shall determine in its good faith business judgment.
     8.4 Monthly Accountings. PFG shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by PFG), unless Borrower notifies PFG in writing to the contrary within sixty (60) days after such account is rendered, describing the nature of any alleged errors or omissions.
     8.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally, or by reputable private delivery service, or by regular first-class mail, or certified mail return receipt requested, or by fax to the most recent fax number a party has for the other party (and if by fax, sent concurrently by one of the other methods provided herein), or by electronic mail to the most recent electronic mail address for Borrower provided for the chief financial officer or financial controller executing the Representations (and if by electronic mail, with an electronic delivery and/or read receipt), addressed to PFG or Borrower at the addresses shown in the heading to this Agreement, in the Representations or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid, or on the first business day of receipt during business hours in the case of notices sent by fax or electronic mail, as provided herein.
8.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.
8.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and PFG and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.
     8.8 Waivers; Indemnity. The failure of PFG at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of PFG later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of PFG or its agents or employees, but only by a specific written waiver signed by an authorized officer of PFG and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by PFG on which Borrower is or may in any way be liable, and notice of any action taken by PFG, unless expressly required by this Agreement. Borrower hereby agrees to indemnify PFG and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between PFG and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.
     8.9 No Liability for Ordinary Negligence. Neither PFG, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of PFG, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG, but nothing herein shall relieve PFG from liability for its own gross negligence or willful misconduct or breach of this Agreement.
     8.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of PFG.
     8.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.
     8.12 Attorneys’ Fees and Costs. Borrower shall reimburse PFG for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by PFG, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs PFG incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce PFG’s security interest in, the Collateral; and otherwise represent PFG in any litigation relating to Borrower. If either PFG or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys’ fees and costs to which PFG may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.
     8.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and PFG; provided, however, that

Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of PFG, and any prohibited assignment shall be void. No consent by PFG to any assignment shall release Borrower from its liability for the Obligations.
     8.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.
     8.15 Limitation of Actions. Any claim or cause of action by Borrower against PFG, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, incurred, done, omitted or suffered to be done by PFG, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year after the earlier to occur of (i) the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of PFG, or on any other person authorized to accept service on behalf of PFG, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of PFG in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.
     8.16 Loan Monitoring. At reasonable times and upon reasonable advance notice to Borrower, PFG shall have the right to visit personally with Borrower up to four times per calendar year at its principal place of business or such other location as the parties may mutually agree, for the purpose of meeting with Borrower’s management in order to remain as up-to-date with Borrower’s business as is practicable and to maintain best practices in terms of lender loan monitoring and diligence. Reasonable out-of-pocket costs, including travel and lodging for up to two PFG staff for two of the four visits shall be at Borrower’s expense and reimbursed in the same manner as other PFG expenses under this Agreement.
     8.17 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and PFG acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against PFG or Borrower under any rule of construction or otherwise.
     8.18 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of PFG and Borrower shall be governed by the laws of the State of California. As a material part of the consideration to PFG to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at PFG’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be San Francisco County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.
     8.19 Mutual Waiver of Jury Trial. BORROWER AND PFG EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN PFG AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF PFG OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH PFG OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the San Francisco County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Francisco County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Francisco County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
     [Signature Page Follows]

Borrower:		PFG:

CARDIOVASCULAR SYSTEMS, INC.		PARTNERS FOR GROWTH III, L.P.

By	/s/ Laurence L. Betterley, CFO	By	/s/ Lorraine Nield

	President or Vice President	Name: Lorraine Nield
Title: Manager, Partners for Growth III, LLC
By	/s/ James E. Flaherty	Its General Partner

Secretary or Ass’t Secretary
Signature Page to Loan and Security Agreement

Partners For Growth
Schedule to
Loan and Security Agreement
Borrower: Cardiovascular Systems, Inc., a Delaware corporation
Address: 651 Campus Drive, St. Paul, MN 55112
Date: April 14, 2010
This Schedule forms an integral part of the Loan and Security Agreement between PARTNERS FOR GROWTH III, L.P. and the above-borrower of even date.

1. LOAN (Section 1.1):

(a) Loans:	The Loan shall consist of term loans pursuant to Notes issued by Borrower in an aggregate principal amount for all Notes of not more than $4,000,000 (the “Credit Limit”), which shall be disbursed as follows:

(i) on the date hereof, such amount not less than $1,500,000 as Borrower requests upon the procedures specified in Section 1.4 of the Agreement, with the amount of such initial borrowing to be notified by Borrower at least two (2) Business Days prior to the date hereof;

(ii) from time to time upon five (5) Business Days advance written notice to PFG (upon the procedures specified in Section 1.4 of the Agreement), in minimum increments of $250,000, such amount(s) as Borrower may request up to the Credit Limit; provided, that Borrower’s right to request Loans shall terminate one (1) year from the date hereof (such one-year period from the date hereof, the “Availability Period”). After the Availability Period and prior to the Maturity Date, Borrower may only request Loans (in increments of not less than $250,000) equal to the aggregate principal amount of Notes issued prior to the expiry of the Availability Period that are converted into Common Stock during or after the Availability Period. For example only, Borrower issues $3,000,000 in Notes during the Availability Period. If neither PFG by Optional Conversion nor Borrower by Mandatory Conversion cause the conversion of any Notes, Borrower would be unable to borrow any more than the $3,000,000 borrowed prior to the expiry of the Availability Period. However, if PFG converted $350,000 in Notes prior to the expiry of the Availability Period and another $250,000 in Notes after the expiry of the Availability Period, and Borrower through Mandatory Conversion effected the conversion of $250,000 in Notes after the expiry of the Availability Period, then Borrower would at such time be able to issue Notes in consideration of new Loans of up to $850,000.

The principal amounts of the Notes shall accrue interest at the rates set forth Section 2 of this Schedule and shall, regardless of the date of issue, be repaid in full on the Maturity Date, unless previously converted, together with accrued and unpaid interest and all other outstanding monetary Obligations.

Notes may not be prepaid by Borrower in whole or in part at any time prior to the Maturity Date.

Notwithstanding anything to the contrary set forth herein, Borrower may not make any Loan request or effect any Mandatory Conversion if either (i) the aggregate number of shares of Common Stock issuable upon conversion of the Notes relating to such Loan request or subject to such mandatory conversion coupled with the number of shares of Common Stock issued or issuable upon conversion of all other Notes issued prior to the date thereof (whether or not such Notes remain outstanding) exceeds 2,957,000 shares, less the number of shares of Common Stock subject to the Warrant, or (ii) the aggregate number of shares of Common Stock issuable upon conversion of Notes and the Warrant would cause PFG to become the beneficial holder of more than 10% of the Borrower’s outstanding shares of Common Stock.

PFG shall not acquire directly or indirectly any shares of Borrower’s Common Stock except upon (i) conversion of Notes, (ii) exercise or exchange of the Warrant, (iii) with the advance written consent of Borrower, or (iv) upon adjustment pursuant to the terms of the Note or the Warrant.

(b) Optional Conversion:	At any time prior to the Maturity Date, PFG may at its option convert any Notes (or any parts thereof) into the common stock of Borrower (an “Optional Conversion”) at the Conversion Price set forth in the applicable Note. PFG may exercise its right to convert the Loan or part thereof by sending notice thereof via facsimile or electronic mail specifying the Note(s) to be converted into Conversion Stock (a “Conversion Notice”). The date on which a Conversion Notice is sent to Borrower shall be a Conversion Date. Pursuant to the terms of the Conversion Notice, Borrower will use its reasonable best efforts to issue the Conversion Stock within two (2) business days of the delivery of the Conversion Notice and in any event shall issue the Conversion Stock within three (3) business days of the delivery of the Conversion Notice.

(c) Mandatory Conversion:	Subject to PFG’s reasonable determination that each of the following terms, conditions and limitations have been met, Borrower may at any time and from time to time upon three (3) Business Days’ notice (a “Mandatory Conversion Notice”) effect a mandatory conversion of a Note (such Borrower-initiated conversion, a “Mandatory Conversion”):

(i) No Default or Event of Default may have occurred and be continuing at the time of any notice of Mandatory Conversion;

(ii) (A) The Conversion Stock issuable under a Mandatory Conversion must be issued without a restrictive legend and be immediately and freely tradable by PFG under Rule 144 of the Securities Act, and (B) PFG is not then and for the preceding six months has not been subject to compliance with Section 16 of the Exchange Act with respect to the Notes or Conversion Stock;

(iii) The Market Price of the common stock on the date of the Mandatory Conversion Notice must be at least fifteen percent (15%) greater than the stated Conversion Price of the Note being converted; provided, that Borrower may reduce the Conversion Price to a price that represents a fifteen percent (15%) discount to the Market Price if necessary to satisfy this condition and effect a Mandatory Conversion;

(iv) The number of shares of Conversion Stock issuable upon a Mandatory Conversion may not exceed fifty percent (50%) of the average daily trading volume of Borrower’s Common Stock over the ten (10) trading days prior to any Borrower Mandatory Conversion Notice;

(v) Not more than $250,000 in value of Notes may be converted at any one time by Mandatory Conversion;

(vi) There shall be a minimum of five (5) trading days between Mandatory Conversions;

(vii) Accrued and unpaid interest on a Note to be converted shall be paid in cash on the effective date of conversion;

(viii) the representation and warranty set forth in Section 3.16(h) of the Agreement is true and correct without regard to the last proviso set forth therein; and

(ix) Each Mandatory Conversion Notice shall include the relevant calculations acceptable to Borrower to show that a Mandatory Conversion meets or will at the effective date of conversion meet the foregoing requirements and shall be certified by an executive officer with direct knowledge of the foregoing.

The term “Market Price” shall mean the volume-weighted average price per share of Borrower’s Common Stock for the ten (10) consecutive trading days prior to the date of the Mandatory Conversion Notice, as reasonably determined by PFG. The term “Conversion Stock” shall mean the shares of Borrower’s Common Stock issuable upon an Optional or Mandatory Conversion.

(d) Amortization Trigger:	If Borrower should fail to maintain a Liquidity Ratio (as defined below) of at least 1.5 : 1.0, measured monthly, PFG may elect to amortize all or (at PFG’s sole option) part of the Loan, over a 24-month period from the date such PFG election is made (the “Amortization Right”), which Amortization Right must be exercised, if at all, not later than the twentieth (20th) Business Day following the date PFG receives the Borrower report certifying compliance (or failure to comply) with the Liquidity Ratio and, if PFG so elects, Borrower shall thereafter commence to make monthly payments of principal and interest on all then outstanding Notes in conformity with the amortization schedule notified at such time by PFG. PFG may suspend Borrower’s obligation to make amortized payments at any time upon notice in its sole discretion. If PFG at any time exercises the Amortization Right, PFG’s obligation to make Loans to Borrower under Section 1(a) of this Schedule (other than the initial Note) and Borrower’s right to request borrowings under this Agreement shall terminate.

“Liquidity Ratio” shall mean the ratio of (a) Borrower’s Cash and Cash Equivalents held with the Senior Lender and its Affiliates plus Borrower’s Eligible Accounts under the Senior Debt Documents, divided by (b) the sum of the outstanding principal amount of Indebtedness to the Senior Lender (including any amounts used for Cash Management Services as defined in the Senior Loan Documents), plus the face amount of any outstanding letters of credit under the Senior Debt Documents (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve, each as defined in the Senior Loan Documents), plus the FX Reduction Amount (as defined in the Senior Loan Documents), plus all other indebtedness for borrowed money (other than the UBS Loans and the Subordinated Debt to PFG) or the deferred price of property or services (other than unsecured indebtedness to trade creditors incurred in the ordinary course of business).

(e) Conditions to Each Note Issuance / Borrowing:	As a condition to the issuance of each Note and Loan, counsel to Borrower shall issue and deliver an opinion of counsel in favor of PFG in the form appended as Exhibit E hereto to the effect that the Notes and Conversion Stock (when issued under each Note) will be exempt from registration under the Securities Act.

2. INTEREST.

Interest Rate (Section 1.2):

Each Note shall bear interest at a per annum rate equal to the Prime Rate from time to time, plus 2.75%, adjusted as and when the Prime Rate changes.

Interest shall be calculated on the basis of a 360-day year and a year of twelve months of 30 days each for the actual number of days elapsed. Accrued interest for each month shall be payable monthly, on the first day of each month for interest accrued during the prior month.

3. FEES (Section 1.3):

Loan Fee:	$80,000, payable concurrently herewith, less any amounts paid to PFG towards the Loan Fee upon execution and delivery of the term sheet in respect of the Loan. The Loan Fee shall be deemed to include any and all advances against Notes during the term of the Loan.

4. MATURITY DATE

(Section 5.1):	April 14, 2015.

5. FINANCIAL COVENANTS

(Section 4.1):
Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis:

(a) EBITDA:	Maintain EBITDA as of the last day of each month, for the three month period ending as of last day of such month, of at least the following for each such period ending during the following intervals:

Minimum EBITDA
(parentheses denotes
Interval	a negative number)
Effective Date through March 31, 2010	($7,800,000)

April 1, 2010 through June 30, 2010	($6,500,000)

July 1, 2010 through September 30, 2010	($5,700,000)

Minimum EBITDA
(parentheses denotes
Interval	a negative number)
October 1, 2010 through December 31, 2010	($4,300,000)

January 1, 2011 through March 31, 2011	($3,400,000)

April 1, 2011 and thereafter	($2,000,000)

“EBITDA”	shall mean (a) Net Income, minus any non-cash income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) stock-based compensation expense (to the extent not payable in cash), plus (f) non-cash expenses incurred from applying GAAP to the terms of this Agreement and related Warrant and to the Senior Debt and related warrant issued under the Senior Loan Documents, plus (g) any other non-cash charges.

(b) Fixed Charge Coverage Ratio:	A Fixed Charge Coverage Ratio of greater than 1.25 to 1.00, to be tested as of the last day of each month, provided that Borrower shall not be required to maintain the foregoing Fixed Charge Coverage Ratio until on and after the date that it is required to be measured under the Senior Loan Documents (as in effect on the date hereof and without regard to any waiver of the same by the Senior Lender). If at any time the Senior Lender ceases to determine whether the Fixed Charge Coverage Ratio is in effect and subject to testing, PFG shall make a good faith determination as to whether the Fixed Charge Coverage Ratio would be in effect based upon the Senior Loan Documents (in their form on the date hereof).

6. REPORTING.
(Section 4.4):

Subject to the proviso at the end of this Section, Borrower shall from time to time provide PFG with the following:

	(a)	Monthly Compliance Certificates, within 30 days after the end of each month, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month: (i) Borrower was in full compliance with all of the terms and conditions of this Agreement and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as PFG shall then reasonably request, including, without limitation, a statement that at the end of such month there were no held checks, to the extent such check amounts are not included in Borrower’s accounts payable, (ii) Borrower was in full compliance with all of the terms and conditions of the Senior Loan Documents (without giving effect to any Senior Lender forbearance or waiver), and (iii) the representation and warranty set forth in Section 3.16(h) of the Agreement remains true and correct; and

(b) Monthly notice of whether the Fixed Charge Coverage Ratio is then being tested under the Senior Loan Documents, together with copies of the notice or other determination of the same by the Senior Lender from time to time;

provided, however, if in the reasonable judgment of Borrower, any such reports contain material non-public information, Borrower shall either not provide such reports or shall redact portions thereof containing the information it reasonably believes to be material and non-public and, in each case, shall provide notice to PFG that does not disclose the underlying material non-public information but does provide a reasonable description of the basis for non-delivery or redaction. Notwithstanding the foregoing, PFG may make a Special Request for information that would otherwise not be provided by Borrower or would be provided in redacted form.

7. BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated April 14, 2010, previously submitted to PFG (the “Representations”) is true and correct as of the date hereof.

8. ADDITIONAL PROVISIONS

(a)	Senior Lender.

	(1)	Senior Lender. As used herein, “Senior Lender” means Silicon Valley Bank, and “Senior Loan Documents” means all present and future documents instruments and agreements entered into between Borrower and Senior Lender or by third parties relating to Borrower and Senior Lender.

	(2)	Senior Debt Limit. Borrower shall not permit the total Indebtedness of Borrower to Senior Lender (including, but not limited to, monies borrowed by Borrower, interest on loans due from Borrower, fees and expenses for which Borrower is obligated, sums due from Borrower in connection with issuance of commercial letters of credit, issuance of forward contracts for foreign exchange reserve, and any other direct or indirect financial accommodation Senior Lender may provide to Borrower) to exceed: (i) with respect to Borrower’s term facility with the Senior Lender (the “SVB Term Loan”) the lesser of $10,000,000 and the principal amount at any time outstanding under the SVB Term Loan, plus (ii) with respect to Borrower’s revolving line of credit facility with the Senior Lender (the “SVB LOC”) the lesser of $15,000,000 and the aggregate of (A) outstanding borrowings under the SVB LOC, plus (B) such amount as Borrower is able to borrow under the SVB LOC at such time based on the borrowing base then in effect (collectively, the “Senior Debt Limit”), plus (iii) the amount of all unpaid interest, fees and other charges under the Senior Loan Documents.

(3) Senior Loan Documents. Borrower represents and warrants that it has provided PFG with true and complete copies of all existing Senior Loan Documents, and Borrower covenants that it will, in the future, provide PFG with true and complete copies of any future Senior Loan Documents, including without limitation any amendments to any existing Senior Loan Documents.

(b)	Deposit Accounts.Concurrently, Borrower shall cause the banks and other institutions where its Deposit Accounts are maintained other than UBS with respect to the account holding Auction Rate Securities (UBS), to enter into control agreements with PFG, in form and substance satisfactory to PFG in its good faith business judgment and sufficient to perfect PFG’s security interest in said Deposit Accounts, subject to the security interest of the Senior Lender. Said control agreements shall permit PFG, in its discretion, to withdraw from said Deposit Accounts accrued interest on the Obligations monthly (subject to the rights of the Senior Lender).

(c)	Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on PFG’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to PFG a subordination agreement on PFG’s standard form.

(d)	Special Requests. PFG may at any time and from time to time deliver a Special Request to Borrower for information or reports that are not part of the regularly-scheduled reports or certificates required to be delivered to PFG by Borrower, including unaudited financial statements, accounts receivable and accounts payable and agings, deferred revenue schedules, annual Board-approved operating budgets and forecasts (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and copies of any and all reports and certificates delivered to the Senior Lender. Borrower shall provide information pursuant to such Special Requests as soon as such information is available and in no event later than thirty (30) days after such request, and if such information or reports are not available within such time, Borrower shall specify the reasons therefor in detail and a further time within which such information or reports shall be delivered, in any event no later than an additional thirty (30) days.

9. CONDITIONS

In addition to any other conditions to the Loan set out in this Agreement, PFG will not make any Loan until PFG shall have received, in form and substance reasonably satisfactory to PFG, such documents, and completion of such other matters, as PFG may reasonably deem necessary or appropriate, including that there shall be no discovery of any facts or circumstances which would, as determined by PFG in its sole discretion, negatively affect or be reasonably expected to negatively affect the collectability of the Obligations, PFG’s security interest in Borrower’s Collateral or the value thereof, including, without limitation, with respect to the initial Loan, the conditions set forth in clauses (a) through (q), below, and with respect to each subsequent Loan, the conditions set forth in clauses (a), (f) (to the extent required in order for the Representations to be true, correct, complete, accurate and current), (l) and (p):

	(a)	duly executed original signatures of Borrower to the Loan Documents to which Borrower is a party;

	(b)	Borrower’s respective constitutional documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the date hereof, together with a foreign qualification certificate from the State of Minnesota;

(c)	duly executed original signatures to borrowing resolutions for Borrower and resolutions authorizing the issuance of the Warrant, the Warrant Stock (as defined in the Warrant) and the Conversion Stock;

(d)	account control agreements as required by Section 8(b) of this Schedule, duly executed by Borrower and each relevant depositary institution in favor of PFG;

(e)	certified copies, dated as of a recent date, of financing statement searches, as PFG shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the Loan, will be terminated or released;

(f)	the Representations, duly executed by Borrower,

(g)	a landlord consent executed in favor of PFG by the Borrower’s principal office lessor in respect of Borrower’s premises;

(h)	if Borrower’s constitutional documents or stockholders agreements include a redemption right at the option of stockholders, which right would become exercisable while any Loan is outstanding, the written waiver of such right by the requisite stockholders until such time as all Obligations are indefeasibly paid and discharged.

(i)	a duly executed warrant in the name of PFG to purchase 147,330 shares of Borrower’s Common Stock (collectively, the “Warrant”);

(j)	the insurance policies and/or endorsements required pursuant to Section 4.3;

(k)	payment of the Fee specified in Section 3 of this Schedule and PFG’s expenses incurred in connection with the Loan;

(l)	a duly executed Compliance Certificate dated the date hereof;

(m)	the closing of the amendment to the Senior Loan Documents;

(n)	as and when required by PFG, a subordination agreement with the Pearland Economic Development Corporation in respect of relative priorities of liens, to which PFG has agreed with Borrower to subordinate, and repayment in respect of Collateral associated with Borrower’s planned manufacturing facility in Pearland, Texas;

(o)	closing of the Loan on or before April 14, 2010;

(p)	an opinion of counsel in form satisfactory to Borrower and its counsel that the Note issued concurrently with execution of this Agreement and the Conversion Stock (when issued upon conversion of the Notes) will be exempt from registration under the Securities Act; and

(q)	Senior Lender and PFG shall have entered into a subordination agreement in respect of the relative priorities of their liens and repayment.
[Signature Page Follows]

Borrower:		PFG:

	CARDIOVASCULAR SYSTEMS, INC.	PARTNERS FOR GROWTH III, L.P.

By	/s/ Laurence L. Betterley, CFO	By	/s/ Lorraine Nield
	President or Vice President		Name: Lorraine Nield
Title: Manager, Partners for Growth III, LLC
By	/s/ James E. Flaherty		Its General Partner
Secretary or Ass’t Secretary

Signature Page – Schedule to Loan and Security Agreement